PROSPECTUS                      Pricing Supplement No. 3199
Dated January 10, 1995          Dated August 27, 1998
PROSPECTUS   SUPPLEMENT         Rule   424(b)(3)-Registration
                                Statement No. 333-07469
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
      (Fixed/Adjustable Rate Notes Due September 4, 2001)

Trade Date:  August 27, 1998

Settlement Date (Original Issue Date):   September 1, 1998

Maturity Date: September 4, 2001

Principal Amount (in Specified Currency):  US$200,000,000

Price to Public (Issue  Price):     The Notes are being purchased
                    by the Underwriter at 100.00% of their principal amount less the Underwriter's discount and will be sold at varying prices to be determined at the time of sale. For any Notes sold with more than a de minimis amount of original issue discount, see
                    "United States Tax Considerations" in the accompanying Prospectus Supplement. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below.

Agent's Discount or Commission:  0.055%

Net Proceeds to Issuer (in Specified Currency):  US$199,890,000

Interest Rate:
   Initial  Interest Rate Per Annum: Interest  on  the
Fixed/Adjustable Rate Notes will be payable on September 1, 1999 at the rate of 5.65% per annum on an actual/360 basis and thereafter at the Floating Rate described below.

  Floating Rate Interest Calculation:
  X Regular Floating Rate
  _ Inverse Floating Rate
  _ Other Floating Rate

  Interest Rate Basis: 5.65% until September 1, 1999, then o CD Rate _ Commercial Paper Rate X Federal Funds Rate (See "Additional Terms--Interest" below) _ LIBOR _ Prime Rate _ Treasury Rate _ Other (See "Additional Terms--Interest" below).

  Spread (Plus or Minus):  plus 0.20%   Spread Multiplier:  N/A

  Index Maturity:  N/A           Index Currency:  N/A

  Maximum Interest Rate:  N/A    Minimum Interest Rate:  N/A

  Interest Payment Period:  Quarterly

                         Interest  Payment Dates:   September  1,
                         1999  (with  respect to the period  from
                         and  including September 1, 1998 to  but
                         excluding   September  1,  1999),    and
                         thereafter,  each  March  4,   June   4,
                         September  4 and December 4,  commencing
                         December 4, 1999 and ending on the Maturity Date.

                         Interest   Reset  Periods   and   Dates:
                         Commencing September 1, 1999, daily,  on
                         each  Business  Day,  except  that   the
                         interest  rate  in effect  for  the  two
                         Business  Days  preceding each  Interest
                         Payment Date will be the interest rate in effect on the second Business Day preceding such Interest Payment Date.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
            (Fixed/Adjustable Rate Notes Due September 4, 2001)
                                Page 2
                      Amended Pricing Supplement No. 3199
                      Dated August 27, 1998
                      Rule 424(b)(3)-Registration Statement
                      No. 333-07469

Interest Determination Dates: Commencing September  1, 1999,  one
Business       Day       prior       to       each       Interest
Reset Date.

Form of Notes:

  X DTC registered        _ non-DTC registered

Repayment, Redemption and Acceleration:
  Optional Repayment Date:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Original Issue Discount
  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:
  Amortization Schedule:  N/A

Dual Currency Notes:
  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A

Indexed Notes:
  Currency Base Rate:  N/A

Additional Terms:
  Interest.

  Interest on the Fixed/Adjustable Rate Notes will be payable on September 1, 1999 at the rate of 5.65% per annum on an actual/360 basis (with respect to the period from and including  September  1,  1998 to but  excluding  September  1,
  1999).

  For subsequent periods commencing September 1, 1999, the interest rate per annum on the Fixed/Adjustable Rate Notes for each interest period will be equal to the Federal Funds Rate plus 0.20% basis points. The interest rate applicable to each daily Interest Reset Period will equal the Federal Funds Rate (as defined in the Prospectus Supplement) plus the Spread set forth on the cover page of this Pricing Supplement. Interest will be payable quarterly on each March 4, June 4, September 4 and December 4, commencing on December 4, 1999, and on the Maturity Date (each, an "Interest Payment Date"). Interest will reset daily on each Business Day (the "Interest Reset Date") from the Original Issue Date up to but excluding the Maturity Date, except that the interest rate in effect for the two Business Days preceding each Interest Payment Date will be the interest rate in effect on the second Business Day preceding such Interest Payment Date. The Interest Determination Date with respect to an Interest Reset Date will be one Business Day prior to such Interest Reset Date.
  Interest payments on the Notes will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the Original Issue Date, if no interest has been paid with respect to the Notes) to but excluding the related Interest Payment Date.
           (Fixed /Adjustable Rate Notes Due September 4, 2001)
                                Page 3
                      Pricing Supplement No. 3199
                      Dated August 27, 1998
                      Rule 424(b)(3)-Registration Statement
                      No. 333-07469

   The  Calculation  Agent for the Notes will be  Merrill  Lynch,
Pierce, Fenner & Smith Incorporated.

  General

  At June 27, 1998, the Company had outstanding indebtedness totalling $144.969 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 27, 1998 excluding subordinated notes payable after one year was equal to $144.272 billion.

  Consolidated Ratio of Earning to Fixed Charges.

  The  information contained in the Prospectus under the  caption
  "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

           Year Ended December 31, Six Months Ended
     1993  1994  1995  1996 1997   June 27,1998
     1.62  1.63  1.51  1.53 1.48   1.50

  For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.


Documents Incorporated by Reference.

  The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows:
  There are hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 28, 1998 and June 27, 1998, heretofore filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, to which reference is hereby made.

Plan of Distribution:

  The Notes are being purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount less the Underwriter's discount. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale. In the
  ordinary   course   of   their   respective   businesses,   the
  Underwriter and its affiliates have engaged and may in the future engage, in commercial banking and investment banking transactions with the Company and affiliates of the Company.

  The  Company  has  agreed to indemnify the Underwriter  against
  certain   liabilities,   including   liabilities   under    the
  Securities Act of 1933, as amended.